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                                                                    EXHIBIT 11.3

                          CORPORATE REALTY CONSULTANTS

                       COMPUTATION OF PER SHARE EARNINGS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                         FOR THE THREE MONTHS              FOR THE YEAR
                                           ENDED MARCH 31,               ENDED MARCH 31,
                                        ----------------------        ----------------------
                                          1998         1997             1997         1996
                                          ----         ----             ----         ----
Basic:
     Weighted averages shares
       outstanding....................  2,684,000    2,755,000        2,732,000    2,356,000
     Net Income.......................        (45)         (21)           1,177         (920)
                                       ----------    ---------        ---------    ---------
     Net Income Per Share............. $    (0.02)   $   (0.01)       $    0.43    $   (0.39)
                                       ==========    =========        =========    =========
Diluted:
     Weighted averages shares
       outstanding....................  2,684,000    2,755,000        2,732,000    2,356,000
     Effect of Dilutive Securities:
          Employee Stock Options......     24,000       --                1,000       --
                                        ---------    ---------        ---------    ---------
     Total Diluted Shares.............  2,708,000    2,755,000        2,733,000    2,356,000
                                        ---------    ---------        ---------    ---------
     Net Income.......................        (45)         (21)           1,177         (920)
                                        ---------    ---------        ---------    ---------
     Diluted Net Income Per Share.....  $   (0.02)   $   (0.01)       $    0.43    $   (0.39)
                                        =========    =========        =========    =========

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